Exhibit 99.4

Investor Day: Operations Update June 23, 2021

2 Investor Day | June 23, 2021 2 Investor Day: Operations Update PureCycle management discusses the following elements of execution: ▪ Construction Update for Plant 1 ▪ Operating Principles that are driving the company towards achieving operational excellence ▪ Digital Strategy and the benefits of being “born digital” ▪ Commercial Collaboration with Milliken & Company to deliver a virgin - like resin with no tradeoffs

3 Investor Day | June 23, 2021 3 Construction Update PureCycle management discussed progress of construction activities. Koch Modular Process Systems (KMPS) has sub - contracted module fabrication work to GulfSpan Industrial LLC; Denham - Blythe Company, Inc. (DB) also plans to sub - contract on - site module integration work to GulfSpan Industrial LLC. This further integrates Plant 1 activities across KMPS and DB and aligns with the Plant 1 Construction Team efforts. The Operational Management team will also walk participants through the computer generated rendering of the site Additionally, the Company reports that according to the May 2021 Independent Engineer Report, which was released on June 18, 2021, the construction of the Ohio Facility remains on track. The full report for the month of May can be found here: https://emma.msrb.org/MarketActivity/ContinuingDisclosureDetails/P21122610

4 Investor Day | June 23, 2021 4 Construction Update: Plant 1 Rendering

5 Investor Day | June 23, 2021 5 Construction Update: Construction Team

6 Investor Day | June 23, 2021 6 Construction Update: Gulfspan Facility

7 Investor Day | June 23, 2021 7 Operating Principles: Chemical Facilities Today PureCycle management discuss the range of chemical facilities operating today and management’s focus on seamlessly integrating into the list of chemical facilities that operate safely.

8 Investor Day | June 23, 2021 8 Operating Principles: Drivers of Operational Excellence Additionally, operational leaders discuss the importance of: ▪ Building capabilities within the Company to drive Organizational Expertise ▪ the role of cultivating a safety first mindset across health, safety, and security ▪ the Company’s focus on process safety management from, and ▪ Operating disciplines that will drive plant performance

9 Investor Day | June 23, 2021 9 Digital Strategy PureCycle management discusses how its’ collaboration with Emerson Electric and other digital companies is designed to reduce operating costs, improve efficiency, and enhance safety. The digital development includes the creation of a physical digital twin model that can be used across: ▪ Operations ▪ Reliability ▪ Maintenance ▪ Engineering and ▪ Health and safety Presenting data in in a lifelike 3D visualization helps users fully understand the context of that data. In addition to the fully implemented physical Digital twin, PureCycle will be implementing Emerson Automation Solutions Optic Analytics, as well as AMS - Asset Monitoring and health analysis algorithms that provide predictive intelligence and integrated protection technologies to reach business goals and achieve top - quartile reliability.

10 Investor Day | June 23, 2021 10 Commercial Collaboration with Milliken & Company PureCycle management in collaboration with leaders from Milliken & Company discuss how their commercial and R&D collaboration has changed since they formed their partnership in March 2019. The Company will discuss how customers are looking to both blend UPRP with virgin resin as well as deliver 100% UPRP into their products. Members of PureCycle management will showcase Ultra - Pure Recycled Polypropylene (UPRP) that was produced from the Feedstock Evaluation Unit (FEU) and the feedstocks that the Company works with today. The picture details the latest products created with 100% UPRP coupled with Milliken’s additives.